Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-1006 of Educational Development Corporation on Form S-8 of our report dated May 19, 2004, appearing in this Annual Report on Form 10-K/A of Educational Development Corporation for the year ended February 29, 2004.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
March 29, 2005